UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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2012 ANNUAL REPORT

Building our future in fiber. Together.

Madeleine Féquière

Director, Corporate Credit Montreal, QC

Richard E. Mullen

Vice-President Market Development and Analysis Fort Mill, SC

Domtar

THE FIBER of Domtar

OUR VISION, MISSION, AND VALUES

Our vision is to be the leader in innovating fiber-based products, technologies,

and services, committed to a sustainable and better future.

Our mission is to deliver the highest value to our customers,

to empower our employees to excel, and to positively impact our communities.

To achieve our goals we will rely on the three core values that unite us, define us,

and create our success together: Agility, Caring, and Innovation.

IT’S IN OUR FIBER TO BE

AGILE

Our industry is changing and so are we. When we need to change course, we do it. We are doers, not talkers, but when we act, we act thoughtfully. We’re always looking for simpler, more efficient ways to work.

IT’S IN OUR FIBER TO BE

CARING

We look out for each other’s safety as well as our own. We never forget that our company is woven into the fabric of our communities above all else.

IT’S IN OUR FIBER TO BE

INNOVATIVE

We always look to the future beyond the horizon. We always want to make things better, and we work together to do it. We bring our resourcefulness and creativity to bear for long-term success.

Jean Sharkey

Sales Representative, Ariva Albany, NY

Marvin Demitrius Gay

Process Air Leader, Attends Greenville, NC

Every day, Domtar’s 9,300 employees make a difference in peoples’

who have made us a leader in the industry by the strength of their we are building a sustainable future in which Domtar will play a

More than ever, fiber is at the center of our lives...and yours.

Digger Pond

Forestry and Woodyard Manager Ashdown, AR

Marie Cyr

Assistant Superintendent

Windsor, QC

lives through the quality of our products and services. It’s also our people ideas. Working together with our customers, suppliers and host communities,

decisive role, not as a bystander, but as an active participant.

Byron Dowell

Bleach Pulp Mill Supervisor

Hawesville, KY

Tracie Alexander

Converting Department Rothschild, WI

DOMTAR AT A GLANCE

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets, and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers, and adult incontinence products. The foundation of its business is a network of world-class wood fiber converting assets that produce papergrade, fluff, and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice®, and Domtar EarthChoice®. Domtar is also a leading marketer and producer of a complete line of incontinence care products marketed primarily under the Attends® brand name. Domtar owns and operates Ariva®, a network of strategically located paper and printing supplies distribution facilities. In 2012, Domtar had sales of US$5.5 billion from some 50 countries. The Company employs approximately 9,300 people. To learn more, visit www.domtar.com.

SALES

(In millions of dollars)

5,850 5,612 5,482

10 11 12

OPERATING INCOME

(In millions of dollars)

603 592

367

10 11 12

EBITDA

BEFORE ITEMS1

(In millions of dollars)

1,083 1,100

799

10 11 12

NET DEBT-TO-TOTAL

CAPITALIZATION1

(As a percentage)

16

12

9

10 11 12

1 Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

DOMTAR 2012 ANNUAL REPORT

Selected financial figures

(in millions of dollars, unless otherwise noted)

2010 2011 2012

Consolidated sales 5,850 5,612 5,482

Operating income (loss) per segment

Pulp and paper 667 581 346

Distribution (3) – (16)

Personal care – 7 45

Wood1 (54) – –

Corporate (7) 4 (8)

Operating income 603 592 367

Net earnings 605 365 172

Cash flow provided from operating activities 1,166 883 551

Capital expenditures 153 144 236

Free cash flow2 1,013 739 315

Total assets 6,026 5,869 6,123

Long-term debt, including current portion 827 841 1,207

Net debt-to-total capitalization ratio2 9% 12% 16%

Total shareholders’ equity 3,202 2,972 2,877

Weighted average number of common and exchangeable shares outstanding in millions (diluted) 43.2 40.2 36.1

SALES

by business segment

80%

Pulp and paper

13%

Distribution

7%

Personal care

SALES

by region

75%

United States

13%

Canada

12%

Other

EMPLOYEES

by region

63%

United States

31%

Canada

6%

Other

1 Domtar sold its wood business on June, 30, 2010.

2 Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

DOMTAR 2012 ANNUAL REPORT

MESSAGE TO SHAREHOLDERS

Building our future in fiber. Together.

Two thousand and twelve was an important year in Domtar’s evolution from traditional pulp and paper maker to true fiber innovator. We are still in the early days of this business transformation, but our financial results are nevertheless starting to show the benefits of investments we’re making in our facilities, in our people, and in our future.

Looking out across 2012, we executed well on things under our control. On our four key performance indicators (KPIs) that we measure ourselves by—health and safety, customer satisfaction, pulp productivity, and profitability—we have lots to be proud of. There are also some areas where we will need to redouble our efforts in 2013, given the return of secular demand decline in our core business.

We performed well beyond our target for health and safety, with a total incident frequency rate of 1.08, the lowest on record for Domtar. This represents a 20% improvement compared to 2011. Moreover, the rate stood below 1.0 for six out of twelve months, which is world-class safety performance.

Looking to profitability as measured by our EBITDA target (Earnings before Interest, Taxes, Depreciation, and Amortization), after two years of record earnings our financial performance receded in 2012. The cyclicality of pulp pricing that is embedded in our business contributed to the majority of this year-over-year decline, but it will provide earnings momentum as the market recovers. Despite these headwinds, our paper business performed well, with stable pricing and good cost control. And overall, it is worth underlining that the Company generated $799 million in EBITDA in 2012, with $315 million of free cash flow.

As we continue to successfully execute our Perform—Grow— Break Out strategic roadmap, I am reminded of an old proverb “If you want to go fast, go alone; if you want to go far, go together.” This is indeed our approach. Together, we are building our future in fiber.

OUR SUSTAINABILITY PROMISE IS EMBODIED BY THE EVOLUTION OF OUR EARTHCHOICE BRAND. CURRENTLY KNOWN AS ONE OF THE LARGEST, MOST COMPREHENSIVE LINE OF FSC® CERTIFIED PAPER IN NORTH AMERICA, EARTHCHOICE NOW ACCOUNTS FOR OVER 20% OF OUR TOTAL PAPER SALES AND A BILLION DOLLARS IN TERMS OF SALES. THE BRAND IS WELL ON ITS WAY TO BECOMING AN OVERARCHING SUSTAINABILITY PHILOSOPHY FOR OUR ORGANIZATION.

DOMTAR 2012 ANNUAL REPORT

A pivotal year on our strategic journey

Of course, a big part of the next chapters of the Domtar story is our expansion into the personal care market. The acquisition of the sister operations of our existing North American Attends business, Attends Healthcare Limited (“Attends Europe”), consolidated our ownership of the Attends brand on both sides of the Atlantic.

The subsequent acquisition of EAM Corporation, an innovative manufacturer of absorbent cores, put us in a solid position to grow the business while giving us levers to further differentiate our full line of personal care products in a highly competitive industry.

Of note, we completed a key building block, the setting up of a global office for the Personal Care division in Raleigh, North Carolina. It stands to benefit from its proximity to the region’s university research campuses that have become an innovation hub for a wide range of consumer product research and development.

Our Personal Care division accounted for 7% of Domtar’s total sales, closing in on $67 million of EBITDA in 2012, or close to 10% of our consolidated run-rate EBITDA based on fourth quarter 2012 financial results. We are making investments to grow our Personal Care business, with a goal to double earnings from this existing business over the next five years while looking for additional bolt-on acquisitions.

Significant developments in the core

We are committed to maximizing and enhancing the value of our existing assets, and our ongoing transformation involves just as importantly the repositioning and repurposing of pulp and paper operations.

A case in point is our expansion in growing paper grades and the conversion of our Marlboro, South Carolina mill from communication paper grades to specialty and packaging grades, for the production of thermal base stock for point-of-sale paper. The signing of a 15-year supply agreement with Appleton Papers, Inc. to supply uncoated freesheet base paper for their use was a determining factor in our decision to invest $32 million in this project.

Our strategy is paying off: shipments of specialty and packaging paper grades increased 15% compared to 2011, and reached 15% of total paper shipments for 2012.

We also made a $26 million capital investment in our Ashdown, Arkansas mill to gain flexibility in switching from the manufacturing of hardwood pulp to manufacturing softwood pulp and vice versa. The global market outlook for softwood pulp is highly compelling, leading us to expect higher profit margins long term, and this in combination with the mill’s low-cost position made the conversion decision easy to make.

Adjusting our production mix away from communication papers towards GDP-growth-aligned specialty and packaging papers is one way to insulate our earnings profile from the 3-4% decline in annual secular demand for uncoated freesheet in North America. Another is our long-term investment in fiber innovation research and development.

Of all innovation projects being incubated, we have announced three that could take our Company in new and exciting directions—lignin separation, cellulose nanocrystal production, and converting wood biomass into clean-burning bio-fuel. R&D timelines are by their nature long term, but we are confident that a whole new range of market applications for fiber-based materials will be developed over the coming years.

DOMTAR 2012 ANNUAL REPORT

NUMBER OF RECORDABLE INJURIES

(Per 200,000 work hours)

1.41 1.36

1.08

10 11 12

PAPERbecause

We continue to invest in our engagement and advocacy campaign, PAPERbecause, that uses humour as well as facts to point out paper’s enduring value in a digital age.

FREE CASH FLOW PAYOUT

Stock buyback and dividend as a percentage of FCF

73% 68%

11%

10 11 12

We have been delighted by the groundswell of support that has been engendered by the campaign’s “Really, Really Short Films.” It has been rewarding to see others in the industry get on board with us to share the campaign’s message as it results in a wider, more compelling conversation.

The success of PAPERbecause has in its own way helped build support in the United States for a Paper Check-Off Program that, if eventually passed, would see a $0.35 per ton ($0.00000175 per copy paper sheet) charge on paper sold in the United States to create an ongoing, self-sustaining $25 million fund to promote paper.

We believe in the importance and relevance of our PAPERbecause campaign because it speaks to our product’s place in a digital age—its emotional resonance, its sustainability—while dispelling the myths around the environmental impacts of paper.

Sustainability as a core business strategy

As we investigate opportunities to go beyond pulp and paper, we will continue to lead the way when it comes to business sustainability. The Sustainable Growth Report released in 2012 unveiled a long-term, key performance indicator framework that will drive both our performance and our reporting out to 2020 and beyond.

Our sustainability promise is embodied by the evolution of our EarthChoice brand. Currently known as one of the largest, most comprehensive line of FSC certified paper in North America, EarthChoice now accounts for over 20% of our total paper sales. The brand is well on its way to becoming an overarching sustainability philosophy for our organization.

We are proud to have been early adopters of Forest Stewardship CouncilTM certification going back to the turn of the millennium, and we remain committed to increasing our FSC fiber mix by 25% by 2020, eventually getting to the point where we will be able to source all of our wood fiber from FSC certified forests.

Financial flexibility supports our capital allocation policy

A benefit of our prudent financial management of the past years is the resulting access to capital and opportunities that will open over time to build a capital structure for the long haul. A proof point is our successful issuing of $300 million in 30-year notes at historical low interest rates that will help further reduce our debt servicing costs for years to come.

In addition, we have $650 million of liquidities on hand and incremental borrowing capability providing the needed financial flexibility to continue executing on our growth plans and capital investments. All this puts us in a solid financial position to grow the business responsibly, with vision and purpose, while giving us the agility to take action quickly when opportunities arise.

In keeping with our commitment back in 2011, we continued this past year to return a majority of free cash flow to shareholders, 68% in total, through a combination of share buybacks and regular dividends. Our long-term aspiration is to keep growing the dividend to a level that delivers on our three strategic objectives, increasing at a rate consistent with the business’s long-term earnings growth.

DOMTAR 2012 ANNUAL REPORT

Conclusion

Domtar continues to harvest the seeds that were put to ground when our strategic plan was rolled out in 2009.

It is a fact that our earnings remain volatile due to our exposure to global pulp markets, yet this same business will provide some diversification while our Personal Care sales momentum ramps up over the coming years. Setting aside the unknowns of pulp pricing, what we do know is that our portfolio of assets will continue to change, and we will continue to adjust our pulp and paper assets and our production to the changing needs of the market and our customers’ demand for paper.

OF COURSE, AN ENDURING, SUCCESSFUL BUSINESS IS MORE THAN THE SUM OF THE FINANCIAL NUMBERS IT GENERATES. IT NEEDS A COMMON PURPOSE, A COMMON VISION, AND A COMMON LANGUAGE TO BRIDGE THE DUAL SPANS OF GEOGRAPHY AND TIME IN ORDER TO CREATE SOMETHING OF LASTING VALUE TO CUSTOMERS, EMPLOYEES, AND SHAREHOLDERS ALIKE. THIS IS THE AGILITY, CARING, AND INNOVATION THAT UNITE US AS DOMTAR EMPLOYEES, AND DEFINE US IN THE MARKETPLACE AND IN OUR HOST

COMMUNITIES. THIS IS THE FIBER OF DOMTAR.

We will also continue to pursue repurposing opportunities and acquisitions that fit our growth strategy. Our goal is to reach $300-$500 million of annualized EBITDA from new business streams within five years.

Of course, an enduring, successful business is more than the sum of the financial numbers it generates. It needs a common purpose, a common vision, and a common language to bridge the dual spans of geography and time in order to create something of lasting value to customers, employees, and shareholders alike. This is the agility, caring, and innovation that unite us as Domtar employees, and define us in the marketplace and in our host communities. This is The Fiber of Domtar.

As I look back to look forward, I can say that 2012 was an excellent example of Domtar acting boldly, yet thoughtfully. We are managing our core business to maximize returns while we tailor our Company for the future. We’ve had a year where we’ve made progress and there is a lot more to come. Welcome to the evolution!

John D. Williams

President and

Chief Executive Officer

DOMTAR 2012 ANNUAL REPORT

OUR NETWORK

Global reach, local roots

Our tapestry of fiber procurement, manufacturing, marketing and distribution operations is woven across North America, Europe and into parts of Asia.

We have a network of 13 wood fiber converting mills across North America that manufacture pulp and paper. This production system is supported by 15 converting and/or forms manufacturing operations, an extensive distribution network and regional replenishment centers. It includes Enterprise Group®, a Domtar business that primarily sells and distributes Domtar-branded cut-size business paper and continuous forms, as well as digital paper, converting rolls and specialty products.

In Asia, we have established a converting and distribution presence in southern mainland China, in the province of Guangdong. We also have a representative office in Hong Kong that provides customer services support to Asian pulp customers.

Our Distribution business, Ariva, sells and distributes a wide range of paper products from Domtar and other manufacturers. Ariva serves a diverse customer base through 22 locations, primarily in the U.S. Midwest and Northeast, and Eastern Canada.

Our Personal Care business produces a wide range of adult incontinence products. These products are marketed out of manufacturing and research and development facilities in Greenville, North Carolina, Jesup, Georgia and Aneby, Sweden.

HEAD OFFICE

Montreal, Quebec

PULP AND PAPER

Operations Center

Fort Mill, South Carolina

Uncoated Freesheet

Ashdown, Arkansas Espanola, Ontario Hawesville, Kentucky Johnsonburg, Pennsylvania Kingsport, Tennessee Marlboro, South Carolina Nekoosa, Wisconsin Port Huron, Michigan Rothschild, Wisconsin Windsor, Quebec

Pulp

Dryden, Ontario

Kamloops, British Columbia Plymouth, North Carolina

Chip Mills

Hawesville, Kentucky Johnsonburg, Pennsylvania Kingsport, Tennessee Marlboro, South Carolina

Converting and Distribution – Onsite

Ashdown, Arkansas Rothschild, Wisconsin Windsor, Quebec

Converting and Distribution – Offsite

Addison, Illinois Brownsville, Tennessee Dallas, Texas DuBois, Pennsylvania Griffin, Georgia Indianapolis, Indiana Owensboro, Kentucky Ridgefields, Tennessee Rock Hill, South Carolina Tatum, South Carolina Washington Court House, Ohio Zengcheng, China

Forms Manufacturing

Dallas, Texas Indianapolis, Indiana Rock Hill, South Carolina

Enterprise Group – United States

Addison, Illinois

Albuquerque, New Mexico Altoona, Iowa Antioch, Tennessee Birmingham, Alabama Boise, Idaho Brook Park, Ohio Buffalo, New York Charlotte, North Carolina Chattanooga, Tennessee Cincinnati, Ohio Denver, Colorado Duluth, Georgia El Paso, Texas Garland, Texas Hayward, California Hoboken, New Jersey Houston, Texas Indianapolis, Indiana Jackson, Mississippi Jacksonville, Florida Kansas City, Kansas Kent, Washington Knoxville, Tennessee Lakeland, Florida Langhorne, Pennsylvania Lexington, Kentucky Louisville, Kentucky Mansfield, Massachusetts Medley, Florida Memphis, Tennessee Milwaukee, Wisconsin Minneapolis, Minnesota Omaha, Nebraska Overland, Missouri Phoenix, Arizona Piper, Indiana Pittsburgh, Pennsylvania Plain City, Ohio Richmond, Virginia Riverside, California Salt Lake City, Utah San Antonio, Texas Wayland, Michigan Wayne, Michigan

DOMTAR 2012 ANNUAL REPORT

Head Office

Montreal, QC

Operations Center – Pulp and Paper

Fort Mill, SC

Pulp and Paper Mills

Converting and/or Forms Operations

Distribution, Supply, and Service Facilities

Representative Office

Divisional Head Office – Distribution

Covington, KY

Ariva

Divisional Head Office – Personal Care

Raleigh, NC

Manufacturing and Distribution

Greenville, NC

Aneby, Sweden

Attends Sales Offices – Europe

EAM Corporation

Jesup, GA

Enterprise Group – Canada

Calgary, Alberta Dorval, Quebec Brampton, Ontario Delta, British Columbia

Regional Replenishment Centers (RRC) – United States

Addison, Illinois

Charlotte, North Carolina Garland, Texas Jacksonville, Florida Kent, Washington Langhorne, Pennsylvania Mira Loma, California

Regional Replenishment Centers (RRC) – Canada

Mississauga, Ontario Richmond, Quebec Winnipeg, Manitoba

Representative Office – International

Guangzhou, China Hong Kong, China

DISTRIBUTION

Divisional Head Office

Covington, Kentucky

Ariva – Eastern Region

Albany, New York Boston, Massachusetts Harrisburg, Pennsylvania Hartford, Connecticut Lancaster, Pennsylvania New York, New York Philadelphia, Pennsylvania Southport, Connecticut

Washington, DC/Baltimore, Maryland

Ariva – Midwest Region

Cincinnati, Ohio Cleveland, Ohio Columbus, Ohio Covington, Kentucky Dayton, Ohio Fort Wayne, Indiana Indianapolis, Indiana

Ariva – Canada

Halifax, Nova Scotia Montreal, Quebec Mount Pearl, Newfoundland Ottawa, Ontario Quebec City, Quebec Toronto, Ontario

PERSONAL CARE

Divisional Head Office

Raleigh, North Carolina

Attends North America – Manufacturing and Distribution

Greenville, North Carolina

Attends Europe – Manufacturing and Distribution

Aneby, Sweden

Attends Europe – Direct Sales Organizations

Boxmeer, The Netherlands Espoo, Finland Keerbergen, Belgium

Newcastle upon Tyne, United Kingdom Oslo, Norway Pasching, Austria Rheinfelden, Switzerland Schwalbach am Taunus, Germany

EAM Corporation – Manufacturing and Distribution

Jesup, Georgia

LIST OF LOCATIONS AND CAPACITIES

Pulp and Paper Mills

Ashdown, AR

703,000 ST of paper per year

Espanola, ON

77,000 ST of paper per year

Hawesville, KY

578,000 ST of paper per year

Johnsonburg, PA

369,000 ST of paper per year

Kingsport, TN

414,000 ST of paper per year

Marlboro, SC

278,000 ST of paper per year

Nekoosa, WI

118,000 ST of paper per year

Port Huron, MI

114,000 ST of paper per year

Rothschild, WI

138,000 ST of paper per year

Windsor, QC

641,000 ST of paper per year

Market Pulp Mills

Dryden, ON

328,000 ADMT of pulp per year

Kamloops, BC

380,000 ADMT of pulp per year

Plymouth, NC

438,000 ADMT of pulp per year

All paper tonnage is expressed in short tons (ST) and by mill production capacity.

All pulp tonnage is expressed in air dry metric tons (ADMT) and by mill market pulp production capacity.

DOMTAR 2012 ANNUAL REPORT

TRANSFORMING WOOD FIBER INTO PURPOSEFUL, EVERYDAY PRODUCTS

DOMTAR 2012 ANNUAL REPORT

OUR PRODUCTS AND SERVICE SOLUTIONS

Pulp and paper design

In our Pulp and Paper segment, we design, manufacture, market, and distribute communication, specialty, and packaging papers. We distribute our products to a variety of customers in the United States, Canada, and overseas, including merchants, retail outlets, stationers, printers, publishers, converters, and end users. We sell a combination of private labels and well-recognized branded products such as Cougar, Lynx Opaque Ultra, Husky Opaque Offset, First Choice, and Domtar EarthChoice Office Paper, part of our family of environmentally and socially responsible papers. Domtar is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America, and the third largest in the world.

Our Pulp and Paper segment also includes the marketing and distribution of softwood and hardwood market pulp, produced in excess of our internal requirements for papermaking, as well as fluff pulp. This pulp is dried and sold to customers overseas, in the United States, and in Canada. The sales to overseas customers are made directly or through commission agents, and mainly through a North American sales force in North America. Domtar is the third largest chemical market pulp producer in North America, and the eleventh largest in the world.

PAPER MARKET CONDITIONS1

In 2012, 9,651,000 short tons of uncoated freesheet paper were manufactured in North America, a 3.9% decrease compared to the previous year. Demand for uncoated freesheet in North America was approximately 9,689,000 short tons over the same period, a 4.7% decrease compared to 2011. Global demand for uncoated freesheet was estimated at 60 million tons, a 0.9% increase over the previous year.

Having benefited from a relatively stable demand for uncoated freesheet paper in North America in 2011 compared to 2010, the long-term decline in secular demand resumed in 2012. North American demand has been declining at a rate of approximately 3.7% per year since 2000, while global demand has been increasing at a rate of approximately 0.9% per year over the same period. According to RISI, global demand is expected to grow at an annual rate of 1.3% over the next five years, buoyed by strong demand in Southeast Asia and supported to a lesser degree by Eastern Europe and Latin America.

PULP MARKET CONDITIONS

North American production of chemical market pulp was 15.3 million metric tons in 2012, a 1.1% decrease compared to 2011. Global production of chemical market pulp in 2012 was approximately 53.5 million metric tons, a 1.4% increase over the previous year.

PULP AND PAPER—KEY NUMBERS

Products are manufactured in nine pulp and paper mills in the United States and four in Canada. Our pulp and paper products are sold in some 50 countries.

Paper

Uncoated freesheet production capacity of approximately 3.4 million short tons

Paper production capacity

U.S.: 81%

Canada: 19%

Paper product shipments

Communication papers: 85%

Specialty and packaging: 15%

Pulp

Capacity to sell approximately 1.6 million metric tons (ADMT) of trade pulp

Trade pulp production capacity

U.S.: 50%

Canada: 50%

Pulp shipments

Softwood: 57%

Fluff: 25%

Hardwood: 18%

Pulp sales by region

U.S.: 32%

Canada: 11%

Other: 57%

1 Source: RISI, unless otherwise indicated.

DOMTAR 2012 ANNUAL REPORT

REVIEW

Sales decreased by 8% to $4.575 billion compared to 2011. This decrease was mainly driven by lower pulp prices and lower shipments in both paper and pulp.

EBITDA before items1 decreased by 32% to $745 million compared to 2011.

Capital expenditures were $181 million, representing a 36% increase over 2011. The increase in discretionary capital projects was mostly due the conversion of the Marlboro, South Carolina mill to the production of specialty and packaging paper grades, and to the capital investments in one of the pulp production lines at the Ashdown, Arkansas mill.

Health and safety performance as measured by the total frequency rate (TFR) improved by 14% over the previous year.

KEY FIGURES

Year ended December 31

2010

2011

2012

(In millions of dollars unless otherwise noted)

Sales (including sales to Distribution)

5,070

4,953

4,575

Operating income

667

581

346

Depreciation and amortization

381

368

361

EBITDA before items1

1,082

1,088

745

Capital expenditures

142

133

181

Total assets

5,088

4,874

4,564

Paper shipments (‘000 ST)

3,597

3,534

3,320

Pulp shipments (‘000 ADMT)

1,662

1,497

1,557

1 Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

DOMTAR 2012 ANNUAL REPORT

HIGHLIGHTS

Completed a $32 million capital investment in the Marlboro, South Carolina mill to convert from high-volume communication papers to the production of lightweight specialty paper grades.

Completed a $26 million capital investment in the Ashdown, Arkansas mill to gain flexibility in switching from hardwood to softwood pulp making capacity.

Continued to expand our presence in growing paper grades and signed a 15-year supply agreement with Appleton Papers, Inc. to supply uncoated freesheet base paper for their use in the production of specialty papers. Shipments of specialty and packaging paper grades increased 15% compared to 2011, and reached 15% of total paper shipments for fiscal 2012.

Completed investments totaling CDN$143 million under the Canadian government’s Pulp and Paper Green Transformation Program.

Started paper converting, sales and distribution operations at a new state-of-the-art facility in southern China in the province of Guangdong, location of the highest concentration of commercial printers in China.

Announced the permanent closure of an inefficient recovery boiler and its associated pulp line at the Kamloops, British Columbia mill.

Continued strategic initiatives involving the disposal of non-core assets with the sale of the hydro assets of the shuttered Ottawa, Ontario/Gatineau, Quebec mill site, and the sale of all of the assets of the permanently closed Lebel-sur-Quévillon, Quebec site.

DOMTAR 2012 ANNUAL REPORT

FROM PAPER TO PIXELS, THE WAY FORWARD

DOMTAR 2012 ANNUAL REPORT

Distribution



Our Distribution segment involves the purchasing, warehousing, sale, and distribution of our various products and those of other manufacturers. We distribute our products to a wide and diverse customer base, including small, medium, and large commercial printers, catalogue and retail publishers, sign shops, industrial and manufacturing firms and institutional entities. These products include business, printing and publishing papers, uncoated, coated, specialized small and wide format digital substrates, printing supplies as well as packaging equipment workflow design and supply along with consumables.

REVIEW

- Sales decreased by 12% to $685 million compared to 2011, mostly due to a 14% decrease in product deliveries.
- EBITDA before items[1] decreased $7 million to ($5) million compared to 2011.
- Recordable injuries decreased by 29% while overall health and safety performance as measured by the total frequency rate (TFR) was 2.25, a 26% improvement over 2011.

HIGHLIGHTS

- Continued business restructuring. Reduced personnel by an additional 5% (14% over 3 years); reduced operations, selling, and administrative costs by 3% (16% over 3 years), and restructured the U.S. organization.
- Completed Phase 1 of the new Enterprise Resource Planning (ERP) system roll-out in the U.S., with final roll-out scheduled for Q2 2013.
- Digital media sales increased by nearly 20%. Hired 23 sales and print specialists in the U.S. and Canada to provide momentum to diversified sales in digital small and wide format, as well as packaging categories.
- Launched wide-format digital program providing a wide print media offering, from photo papers to banner and sign media, self-adhesives, and laminates.
- Prepared a Digital University training course for roll-out in 2013.
- Managed working capital, especially inventory turns, which were nearly 47% better than the U.S. merchants average reported by the American Forest & Paper Association (AF&PA).
- Significantly improved occupational health and safety with 7 out of 22 facilities achieving 1,000 or more incident-free days during the year.

KEY NUMBERS

A network of 22 paper distribution facilities located across the United States and Canada. We sell approximately 0.5 million tons of paper annually from more than 60 suppliers around the world. Domtar products represent approximately 30% of total products sold.

Sales by region


U.S.: **61%**
Canada: **39%**

Distribution


From warehouse: **52%**
Mill-direct deliveries: **48%**

KEY FIGURES

Year ended December 31	2010	2011	**2012**
(In millions of dollars unless otherwise noted)			
Sales	870	781	**685**
Operating income (loss)	(3)	–	**(16)**
Depreciation and amortization	4	4	**4**
EBITDA before items[1]	2	2	**(5)**
Capital expenditures	2	2	**2**
Total assets	99	84	**73**

1 Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

DOMTAR 2012 ANNUAL REPORT

THE FIBER OF OUR FUTURE

DOMTAR 2012 ANNUAL REPORT

Personal care

Our Personal Care segment involves the manufacturing, sale, and distribution of adult incontinence ("AI") products. The products are distributed in four channels: acute care, long-term care, homecare, and retail. We sell a combination of branded and private label briefs, protective underwear, underpads, pads, and washcloths, available in a variety of sizes as well as with differing performance levels and products attributes. We are one of the leading suppliers of AI products sold to North American hospitals (acute care) and nursing homes (long-term care), and we have a growing presence in homecare and retail channels.



REVIEW

- Sales increased fourfold over 2011 to reach $399 million. The increase was mainly attributable to the acquisition of Attends Europe and EAM Corporation in February and May respectively, and the results of the business of Attends North America for a full year.
- EBITDA before items[1] increased fivefold over 2011 to reach $67 million.
- Capital expenditures were $44 million.
- Excluding the impact of the acquisitions in 2012 of Attends Europe and EAM Corporation, which are excluded from the Company's targeted health and safety total frequency rate ("TFR"), the existing North American operations were incident free for the year 2012.

HIGHLIGHTS

- Continued the expansion of the segment created in 2011 with the acquisition of Attends Europe in February 2012.
- Acquired EAM Corporation in May 2012, giving the Personal Care division the long-term research and technology capabilities to differentiate our full line of adult incontinence products in the market.
- Established the Personal Care division's global headquarters in Raleigh, North Carolina to oversee North American and European operations.
- Invested a total of $44 million in 2012 in new machinery and equipment in order to execute on the plan to double the segment's earnings over five years.

KEY NUMBERS

Products are manufactured in two manufacturing and distribution facilities in Greenville, North Carolina and Aneby, Sweden, and one R&D and manufacturing facility in Jesup, Georgia. Our adult incontinence products and absorbent cores are sold in 45 countries.

Sales by region


North America: **57%**
Europe: **40%**
Other: **3%**

Sales by channel—Attends North America


Institutional (acute care and long-term care): **70%**
Homecare: **14%**
Canada: **6%**
Retail: **10%**

Sales by channel—Attends Europe


Cash/Retail: **14%**
Prescription: **51%**
Closed Contract: **34%**
Other/Non-AI: **1%**

Product mix—EAM


AI: **36%**
Food Pad: **3%**
Feminine Hygiene: **61%**

KEY FIGURES

Year ended December 31	2011*	**2012**
(In millions of dollars unless otherwise noted)		
Sales	71	399
Operating income	7	45
Depreciation and amortization	4	20
EBITDA before items[1]	12	67
Capital expenditures	–	44
Total assets	458	841

1 Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

* The Personal Care segment was formed on September 1, 2011.

DOMTAR 2012 ANNUAL REPORT

EARTH CHOICETM

DOMTAR 2012 ANNUAL REPORT

EXPECT MORE THAN PAPER…

Businesses today have many different reasons for addressing the sustainability of their paper products—pressure from NGOs, changing consumer demand, government regulations, environmental mandates and guidelines, and a desire to lead. Which is why EarthChoice reflects a blend of innovative solutions, advisory services, and the highest-quality, environmentally responsible paper designed to meet your sustainability goals while improving your bottom line. Because sustainability is a tool for business growth, and it’s the people behind the paper that make all the difference.

Can Domtar deliver custom solutions?

Yes. Domtar works closely with you to understand your unique business needs and create comprehensive solutions tailored to your business and sustainability goals.

Does Domtar offer FSC-certified products?

We offer a wide range of FSC certified products for a variety of end uses.

Domtar has an ultimate goal of procuring 100% of our fiber from FSC certified sources.

Can EarthChoice help me create a sustainable paper policy?

Our experts in creating sustainable policies across different industries can help determine the guidelines for responsible pulp, paper, and fiber purchasing to fit your company’s needs.

Can you help me understand my environmental impact?

From sourcing through end-of-life, our online tool The Paper Trail (domtarpapertrail.com) gives you a complete look at your environmental impact and helps you better evaluate and understand the products you use.

Can Domtar help me protect my brand?

A company’s most valuable assets are its brand and reputation. Being aware of where your paper comes from ensures your organization is not exposed to unnecessary risk. Domtar can help you understand the supply chain and proactively develop a management process.

The EarthChoice cycle

EarthChoice offers products and services designed to increase responsibility and help customers make better choices across the fiber lifecycle.

WHERE FIBER COMES FROM HOW PRODUCTS ARE MADE RECYCLING/NEXT LIFE RESPONSIBLE USAGE

DOMTAR 2012 ANNUAL REPORT

CORPORATE GOVERNANCE AND MANAGEMENT

Domtar’s Management Committee and Board of Directors are committed to the sustainability of the business and to upholding the highest standards of ethical and socially responsible behavior. They are responsible for the overall stewardship of the Company and ensuring that decisions are taken in the best interests of Domtar and its shareholders. They work closely together in developing and approving business strategies and material corporate actions while always taking into account the economic, social, and environmental impacts of their decisions. They are also constantly assessing the various risks and opportunities facing the Company while ensuring strict compliance with laws and ethical guidelines.

MANAGEMENT COMMITTEE Domtar

Zygmunt Jablonski

Senior Vice-President

Law and Corporate Affairs

Michael Edwards

Senior Vice-President

Pulp and Paper Manufacturing

Daniel Buron

Senior Vice-President and Chief Financial Officer

John D. Williams

President and Chief Executive Officer

DOMTAR 2012 ANNUAL REPORT

Domtar’s commitment to sustainability and to high standards of conduct governs the Company’s relationships with customers, suppliers, shareholders, competitors, host communities, and employees at every level of the organization. This standard is outlined in Domtar’s Code of Business Conduct and Ethics applicable to all employees, including officers. The Board also adheres to its own Code as well as to the Corporate Governance Guidelines required by the New York and Toronto stock exchanges.

For complete information on Domtar’s policies, procedures and governance documents, please visit domtar.com.

Melissa Anderson

Senior Vice-President

Human Resources

Richard L. Thomas

Senior Vice-President

Pulp and Paper Sales and Marketing

Patrick Loulou

Senior Vice-President

Corporate Development

Michael Fagan

Senior Vice-President

Personal Care

Mark Ushpol

Senior Vice-President

Distribution

DOMTAR 2012 ANNUAL REPORT

BOARD OF DIRECTORS

Louis P. Gignac

President

G Mining Services Inc.

Montreal, Quebec

Canada

Jack C. Bingleman

President

JCB Consulting, LLC

Vero Beach, Florida

USA

Giannella Alvarez

Group President

Barilla America, Inc.

Chicago, Illinois

USA

David G. Maffucci

Corporate Director

Charlotte,

North Carolina

USA

Harold H. MacKay

Chairman of the Board

Counsel

MacPherson Leslie & Tyerman LLP

Regina, Saskatchewan

Canada

DOMTAR 2012 ANNUAL REPORT

John D. Williams

President and Chief Executive Officer

Domtar Corporation

Montreal, Quebec

Canada

Pamela B. Strobel

Corporate Director

Chicago, Illinois

USA

Robert J. Steacy

Corporate Director

Toronto, Ontario

Canada

Robert E. Apple

Chief Operating Officer

MasTec, Inc.

Miami, Florida

USA

Denis Turcotte

President and CEO

North Channel Management

Sault Ste. Marie

Ontario, Canada

Brian M. Levitt

Non-Executive Co-Chair

Osler, Hoskin & Harcourt LLP

Montreal, Quebec

Canada

DOMTAR 2012 ANNUAL REPORT

Domtar Corporation Reconciliation of Non-GAAP Financial Measures

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics identified in bold as "Earnings before items," "Earnings before items per diluted share," "EBITDA," "EBITDA margin," "EBITDA before items," "EBITDA margin before items," "Free cash flow," "Net debt," and "Net debt-to-total capitalization." Management believes that the financial metrics presented are frequently used by investors and are useful to evaluate our ability to service debt and our overall credit profile. Management believes these metrics are also useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates "Earnings before items" and "EBITDA before items" by excluding the after-tax (pre-tax) effect of items considered by management as not reflecting our current operations. Management uses these measures, as well as EBITDA and Free cash flow, to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Net earnings provides for a more complete analysis of the results of operations. Net earnings and Cash flow provided from operating activities are the most directly comparable GAAP measures.

		2010	2011	**2012**
Reconciliation of "Earnings before items" to Net earnings				
Net earnings	($)	605	365	**172**
(+) Loss on repurchase of long-term debt	($)	28	3	**30**
(+) Closure and restructuring costs	($)	20	33	**20**
(+) Impairment and write-down of PP&E[1] and intangible assets	($)	34	53	**9**
(–) Net losses (gains) on disposals of PP&E[1] and sale of businesses	($)	29	(3)	**1**
(+) Impact of purchase accounting	($)	–	1	**1**
(–) Cellulose biofuel producer credits	($)	(127)	–	**–**
(–) Reversal of valuation allowance on Canadian deferred income tax balances	($)	(100)	–	**–**
(–) Alternative fuel tax credits	($)	(18)	–	**–**
(=) **Earnings before items**	($)	471	452	**233**
(/) Weighted avg. number of common and exchangeable shares outstanding (diluted)	(millions)	43.2	40.2	**36.1**
(=) **Earnings before items per diluted share**	($)	10.90	11.24	**6.45**
Reconciliation of "EBITDA" and "EBITDA before items" to Net earnings				
Net earnings	($)	605	365	**172**
(+) Equity loss, net of taxes	($)	–	7	**6**
(+) Income tax expense (benefit)	($)	(157)	133	**58**
(+) Interest expense, net	($)	155	87	**131**
(=) Operating income	($)	603	592	**367**
(+) Depreciation and amortization	($)	395	376	**385**
(+) Impairment and write-down of PP&E[1] and intangible assets	($)	50	85	**14**
(–) Net losses (gains) on disposals of PP&E[1] and sale of businesses	($)	33	(6)	**2**
(=) **EBITDA**	($)	1,081	1,047	**768**
(/) Sales	($)	5,850	5,612	**5,482**
(=) **EBITDA margin**	(%)	18%	19%	**14%**
EBITDA	($)	1,081	1,047	**768**
(+) Closure and restructuring costs	($)	27	52	**30**
(+) Impact of purchase accounting	($)	–	1	**1**
(–) Alternative fuel tax credits	($)	(25)	–	**–**
(=) **EBITDA before items**	($)	1,083	1,100	**799**
(/) Sales	($)	5,850	5,612	**5,482**
(=) **EBITDA margin before items**	(%)	19%	20%	**15%**
Reconciliation of "Free cash flow" to Cash flow provided from operating activities				
Cash flow provided from operating activities	($)	1,166	883	**551**
(–) Additions to PP&E[1]	($)	(153)	(144)	**(236)**
(=) **Free cash flow**	($)	1,013	739	**315**

1 PP&E: Property, plant and equipment

DOMTAR 2012 ANNUAL REPORT

(continued)		2010	2011	2012
"Net debt-to-total capitalization" computation				
Bank indebtedness	($)	23	7	**18**
(+) Long-term debt due within one year	($)	2	4	**79**
(+) Long-term debt	($)	825	837	**1,128**
(=) **Debt**	($)	850	848	**1,225**
(–) Cash and cash equivalents	($)	(530)	(444)	**(661)**
(=) **Net debt**	($)	320	404	**564**
(+) Shareholders' equity	($)	3,202	2,972	**2,877**
(=) Total capitalization	($)	3,522	3,376	**3,441**
Net debt	($)	320	404	**564**
(/) Total capitalization	($)	3,522	3,376	**3,441**
(=) **Net debt-to-total capitalization**	(%)	9%	12%	**16%**

"Earnings before items," "Earnings before items per diluted share," "EBITDA," "EBITDA margin," "EBITDA before items," "EBITDA margin before items," "Free cash flow," "Net debt," and "Net debt-to-total capitalization," have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings, Operating income, or any other earnings statement, cash flow statement, or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

Reconciliation of Non-GAAP Financial Measures By Segment

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non-U.S. generally accepted accounting principles ("GAAP"), financial metrics identified in bold as "Operating income (loss) before items," "EBITDA before items," and "EBITDA margin before items" by reportable segment. Management believes that the financial metrics presented are frequently used by investors and are useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates the segmented "Operating income (loss) before items" by excluding the pre-tax effect of items considered by management as not reflecting our ongoing operations. Management uses these measures to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Operating income (loss) provides for a more complete analysis of the results of operations. Operating income (loss) by segment is the most directly comparable GAAP measure.

		Pulp and Paper			Distribution			Personal Care[1]			Corporate		
		2010	2011	2012	2010	2011	2012	2010	2011	2012	2010	2011	2012
Reconciliation of Operating income (loss) to "Operating income (loss) before items"													
Operating income (loss)	($)	667	581	**346**	(3)	–	**(16)**	–	7	**45**	(7)	4	**(8)**
(+) Impairment and write-down of PP&E[2]	($)	50	85	**9**	–	–	**5**	–	–	**–**	–	–	**–**
(+) Closure and restructuring costs	($)	26	51	**27**	1	1	**2**	–	–	**1**	–	–	**–**
(–) Net losses (gains) on disposals of PP&E[2] and sale of businesses	($)	(17)	3	**2**	–	(3)	**–**	–	–	**–**	2	(6)	**-**
(+) Impact of purchase accounting	($)	–	–	**–**	–	–	**–**	–	1	**1**	–	–	**–**
(–) Alternative fuel tax credits	($)	(25)	–	**–**	–	–	**–**	–	–	**–**	–	–	**–**
(=) **Operating income (loss) before items**	($)	701	720	**384**	(2)	(2)	**(9)**	–	8	**47**	(5)	(2)	**(8)**
Reconciliation of "Operating income (loss) before items" to "EBITDA before items"													
Operating income (loss) before items	($)	701	720	**384**	(2)	(2)	**(9)**	–	8	**47**	(5)	(2)	**(8)**
(+) Depreciation and amortization	($)	381	368	**361**	4	4	**4**	–	4	**20**	–	–	**–**
(=) **EBITDA before items**	($)	1,082	1,088	**745**	2	2	**(5)**	–	12	**67**	(5)	(2)	**(8)**
(/) Sales	($)	5,070	4,953	**4,575**	870	781	**685**	–	71	**399**	–	–	**–**
(=) **EBITDA margin before items**	(%)	21%	22%	**16%**	–	–	**–**	–	17%	**17%**	–	–	**–**

"Operating income (loss) before items," "EBITDA before items," and "EBITDA margin before items" have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement, or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

1 On May 10, 2012, the Company acquired 100% of the shares of EAM Corporation.
On March 1, 2012, the Company acquired 100% of the shares of Attends Healthcare Limited.
On September 1, 2011, the Company acquired 100% of the shares of Attends Healthcare Inc.

2 PP&E: Property, plant and equipment

DOMTAR 2012 ANNUAL REPORT

SHAREHOLDER INFORMATION

DIVIDEND POLICY

Subject to approval by its Board of Directors, Domtar pays a quarterly dividend on its common stock (NYSE: UFS) (TSX: UFS) and on its exchangeable shares (TSX: UFX) to stockholders of record on the 15th day of March, June, September, and December.

DIVIDEND HISTORY

Year ended 2012

Declared	Record Date	Payable Date	Amount per share
October 31, 2012	December 14, 2012	January 15, 2013	US$0.45
July 31, 2012	September 17, 2012	October 15, 2012	US$0.45
May 2, 2012	June 15, 2012	July 16, 2012	US$0.45
February 22, 2012	March 15, 2012	April 16, 2012	US$0.35

2013 TENTATIVE EARNINGS CALENDAR

First Quarter:
Thursday, April 25, 2013

Second Quarter:
Thursday, July 25, 2013

Third Quarter:
Thursday, October 24, 2013

Fourth Quarter:
Friday, February 7, 2014

SHAREHOLDER SERVICES

For shareholder-related services, including estate settlement, lost stock certificates, change of name or address, stock transfers, and duplicate mailings, please contact the transfer agent at:

Computershare Investor Services
P.O. Box 43078
Providence RI 02940-3078
Toll free: 1-877-282-1168
Outside the U.S.: 1-781-575-2879
www.computershare.com

Canadian stockholders should contact the transfer agent at:

Computershare Investor Services Inc.
100 University Avenue, 9th Floor
Toronto, ON M5J 2Y1 Canada
Toll free: 1-866-245-4053
Fax: 1-888-453-0330
www.investorcentre.com/service

STOCK EXCHANGE INFORMATION

Domtar Corporation common stock is traded on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol "UFS." Domtar (Canada) Paper Inc. exchangeable shares are traded on the Toronto Stock Exchange under the symbol "UFX."

REQUESTS FOR INFORMATION

For additional copies of the Annual Report or other financial information, please contact:

Corporate Communications and Investor Relations Department
Domtar Corporation
395 de Maisonneuve Blvd. West
Montreal, QC H3A 1L6 Canada
Tel.: 514-848-5555
Voice Recognition: "Investor Relations"
Email: ir@domtar.com

Web site
www.domtar.com

Electronic versions of this Annual Report, SEC filings, and other Company publications are available through the corporate Web site.

ANNUAL MEETING

Domtar Annual Meeting of Stockholders
May 1, 2013, Montreal, Quebec

Montreal Museum of Fine Arts
Claire and Marc Bourgie Pavilion
1339 Sherbrooke Street West
Montreal, QC H3G 1J5 Canada

DOMTAR 2012 ANNUAL REPORT

PRODUCTION NOTES

PAPER

Cover printed on 80 lb. Cougar® Cover, Smooth Finish

Insert printed on 60 lb. Cougar® Text, Smooth Finish

Form 10-K printed on 40 lb. Lynx® Text, Smooth Finish

PRINTING

Cover and insert printed with UV inks on a Heidelberg

Speedmaster CD 102 press 6-color units with in line coater and full inter-deck and end of press extended delivery UV drying systems.

Learn the social and environmental impacts of Cougar and Lynx at domtarpapertrail.com 10%

WWF Domtar is pleased to make an annual contribution of $350,000 to WWF from the sale of EarthChoice® products.

®WWF Registered Trademark. Panda Symbol © 1986 WWF.

© 1986 Panda symbol WWF-World Wide Fund for Nature (also known as World Wildlife Fund).

®“WWF” is a WWF Registered Trademark.

EARTH CHOICE

RAINFOREST ALLIANCE CERTIFIED

FSC www.fsc.org

The mark of responsible forestry

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